Exhibit 10.34
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (“Agreement”) is made and entered into this 20th day of December, 2010, by and between JOAN U. ALLGOOD, your heirs, executors, successors and administrators (“YOU” or “YOUR” or “YOURSELF”) and DEVELOPERS DIVERSIFIED REALTY CORPORATION, its predecessors, current and former subsidiaries, divisions, related entities and affiliates and all of their current and former Boards, owners, officers, trustees, directors, members, shareholders, agents, representatives, employees, employee benefit plans, insurers, attorneys and their successors and assigns(collectively referred to hereafter as “DDR”). (YOU and DDR are each sometimes referred to herein as a “Party” or the “Parties”).
     DDR and YOU have agreed that YOUR employment with DDR will terminate on the Separation Date (as defined below). Pursuant to the terms of the Amended and Restated Employment Agreement, dated as of December 29, 2008, between YOU and DDR (the “Employment Agreement”), the termination of YOUR employment with DDR will be designated a termination without cause (in accordance with Section 5(a)(iii) of the Employment Agreement) and YOU acknowledge that DDR has provided YOU with ninety-days’ notice or YOU have hereby waived any applicable ninety-days’ notice requirement under the Employment Agreement. YOU will be deemed to have resigned from all offices and directorships with DDR as of the Separation Date, except that, upon DDR’s request and YOUR agreement, YOU may serve after the Separation Date as a Responsible Manager of EDT Australian Services Pty. Limited for such period of time as may be requested by DDR.

     Under the terms of this Agreement, DDR and YOU further agree as follows:
     1. Separation. YOUR employment with DDR will terminate on January 31, 2011 (the “Separation Date”). YOUR final day of employment is the Separation Date, and any benefits provided to YOU pursuant to YOUR employment with DDR shall cease as of the Separation Date unless otherwise specifically provided at law or under this Agreement, or under any other DDR agreement that provides for benefits to be provided to YOU following termination of YOUR employment.
     2. Terms.
     A. As consideration for this Agreement, YOU shall receive severance pay in the total gross amount of $1,800,000, assuming the Revocation Period (as defined in Section 16) has lapsed without YOU revoking this Agreement. Of this amount, $1,251,000 shall be paid in a single lump-sum cash payment, less applicable withholding, within three (3) business days following the expiration of the Revocation Period. The remaining $549,000 shall be paid in a single lump-sum cash payment, less applicable withholding, on the first business day of the seventh month after the Separation Date, provided that if YOU die before such date, such amount shall be paid as soon as administratively possible to your estate.
     B. YOU shall be entitled to receive a payment of $122,000, which represents YOUR bonus compensation actually earned by YOU for the 2010 fiscal year in a lump sum payment, less all applicable deductions, on the same date as it would have been paid if the Separation Date had not occurred, but in any event not later than March 15, 2011.

     C. The Separation Date shall be considered a “qualifying event” for purposes of triggering YOUR right to continue YOUR group health and dental benefits pursuant to federal law (commonly referred to as “COBRA”). As such, YOUR enrollment in DDR’s group health insurance will cease as of January 31, 2011. If YOU properly make your election and timely provide a copy of YOUR election form to DDR, DDR shall pay for YOUR COBRA benefits for YOU and YOUR eligible dependents from February 1, 2011 through the earlier of (i) July 31, 2012, or (ii) the day YOU become eligible for substantially equivalent health insurance benefits through another employer.
     Notwithstanding the immediately preceding paragraph, DDR shall consider, but not be obligated, to amend its group health insurance plan before August 1, 2012 in a manner to provide coverage for certain former DDR employees for a period of time beyond July 31, 2012(“Former Employee Coverage”). If DDR elects to make such an amendment to its group health insurance plan, then DDR shall include YOU and your spouse as a member of this class being offered Former Employee Coverage, which you may elect at YOUR option until the earlier of (i) YOU are employed by another employer, or (ii) such coverage terminates per its terms. However, DDR makes no representation as to scope or terms of such coverage, if any, including but not limited to terms, conditions and exclusions, period of coverage, cost, etc. YOU acknowledge that any such coverage will be at YOUR sole cost and expense from and after January 31, 2013 and will be available only until YOU are employed by another employer.

     If as of August 1, 2012, YOU do not have Former Employee Coverage and YOU have not become eligible for substantially equivalent health insurance benefits from another employer, DDR will provide YOU with a monthly cash payment equal to the monthly amount being contributed by DDR as of July 31, 2012 for the continuation of benefits for YOU and YOUR spouse under COBRA through the earlier of (i) January 31, 2013; or (ii) the first day of the month on which YOU become eligible for substantially equivalent health insurance benefits through another employer.
     The reimbursements of health and dental expenses under this Section shall be subject to the provisions that: (i) any reimbursement of eligible health and/or dental expenses under DDR health and dental benefits coverages will be paid within 30 days following YOUR written request for such reimbursement, provided that YOU provide such written notice no later than 60 days before the last day of the calendar year following the calendar year in which said expenses were incurred so that DDR can make the reimbursement within the time periods required by Section 409A of the Internal Revenue Code of 1986, as amended; (ii) the amount of health and/or dental expenses eligible for reimbursement during any calendar year will not affect the amount of health and/or dental expenses eligible for reimbursement during any other calendar year; and (iii) the right to reimbursement will not be subject to liquidation or exchange for any other benefit. The health and dental benefits coverage that YOU and YOUR family will receive through July 31, 2012 will be the same coverage YOU would have received if you had remained as an active employee on or after the Separation Date and will be provided under the same terms as those applicable to DDR’s active employees, and thereafter, such coverage will bet as set forth in this Agreement.
     D. The Separation Date shall not be extended as a result of any short- or long-term disability, and YOU shall not be eligible for any disability benefits after the Separation Date.
     E. YOU will receive payment for any accrued but unused Paid Time Off (PTO) days for calendar year 2011 through the Separation Date as soon as administratively possible following the Separation Date, but in no event more than 30 days following the Separation Date.
     F. YOU shall have available to you 12 months of outplacement services (or similar services, e.g. board placement services), which shall be paid directly by DDR to an executive outplacement firm agreed to by both parties. In order to participate in this benefit, you must engage the selected outplacement firm within thirty [30] days following the Separation Date. These services will not be subject to liquidation or exchange for any other benefit.
     G. DDR will pay the reasonable fees and expenses of counsel, accountants, or consultants engaged by YOU in an amount not to exceed $15,000 to review this Agreement and/or to provide advice to YOU in connection with the execution of and receipt by YOU of payments under this Agreement; provided, however, that: (i) any reimbursement of eligible expenses will be paid within 30 days following YOUR written request for such reimbursement, provided that YOU provide such written notice no later than 60 days before the last day of the calendar year following the calendar year in which said expenses were incurred so that DDR can make the reimbursement within the time periods required by Section 409A of the Internal Revenue Code of 1986, as amended; (ii) the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement during any other calendar year; and (iii) the right to reimbursement will not be subject to liquidation or exchange for any other benefit.
     H. YOU acknowledge the sufficiency of the consideration described above for YOUR promises set forth herein including without limitation the Release detailed in Section 5 of this Agreement. You further acknowledge that the payments, benefits and services described in this Section 2 include (i) all amounts to which YOU would be entitled under the Employment Agreement, subject to YOUR execution and non-revocation of this Agreement, and (ii) additional payments, benefits or services substantially in excess of the amounts to which YOU would be entitled under the Employment Agreement.
     3. Benefit Plans. YOU understand and agree that the applicable provisions of DDR benefit plans to which YOU are a participant, including but not limited to DDR’s 401k Plan and Nonqualified Deferred Comp Plan (as defined below), shall govern all benefits thereunder to which you are entitled. YOU further understand and agree that the applicable provisions of the DDR plans covering equity and incentive awards shall govern any equity and incentive awards previously granted to YOU or to which YOU are entitled. In particular, YOU and DDR acknowledge that:
     A. YOU were granted 40,000 restricted DDR Common Shares under a 2009 Retention Award Agreement with DDR and applicable DDR benefit plan

(the “Retention Restricted Shares”), that 10,000 of the Retention Restricted Shares fully vested on December 31, 2009, that 10,000 of the Retention Restricted Shares will become fully vested on December 31, 2010, and that 20,000 of the Retention Restricted Shares will be unvested as of the Separation Date. All unvested Retention Restricted Shares will not be forfeited by YOU as a result of the Separation Date, but instead all unvested Retention Restricted Shares will remain outstanding and will continue to vest without any risk of forfeiture according to the vesting schedule described in the 2009 Retention Award Agreement and applicable DDR benefit plan, and as set forth on Exhibit E to this Agreement, which is hereby incorporated into and made part of this Agreement;
     B. Pursuant to the terms of DDR’s Value Sharing Equity Program (“VSEP”), YOU may earn and receive, on the date or dates provided for in the VSEP, Award Shares (as defined in the VSEP, the “VSEP Award Shares”), in accordance with the provisions of the VSEP through the Separation Date. Under the VSEP, all unvested VSEP Award Shares earned, held by YOU or that YOU are entitled to receive under the VSEP through the Separation Date will not be forfeited as a result of the Separation Date, but instead all unvested VSEP Award Shares will be issued as provided in the VSEP and/or will remain outstanding and will continue to vest without risk of forfeiture according to the vesting schedule described in the VSEP. YOU received 24,375 VSEP Award Shares on July 31, 2010, of which 19,500 remain unvested, and YOU will receive an additional award of VSEP Award Shares on January 31, 2011, one-fifth of which will vest immediately and four-fifths of which will be unvested. YOUR unvested VSEP Award Shares shall vest as set forth on Exhibit E;
     C. YOU have previously been granted options with respect to DDR Common Shares as set forth on Exhibit D pursuant to DDR’s equity-based award plans (the “Stock Options”). YOU shall have 90 days from the Separation Date to exercise the Stock Options;
     D. YOU have previously been granted restricted DDR Common Shares as set forth on Exhibit D pursuant to DDR’s equity-based award plans (the “Restricted Shares”). YOU shall be entitled to receive all Restricted Shares which vest on or prior to the Separation Date in accordance with the applicable equity-based award plans and award agreements, as communicated to YOU by DDR;
     E. YOU are entitled to all rights to any amounts deferred pursuant to the DDR Elective Deferred Compensation Plan (Amended and Restated as of January 1, 2004) (the “Nonqualified Deferred Comp Plan”), including YOUR elective deferrals and all DDR matching amounts and the right to take distributions in accordance with the provisions of the Nonqualified Deferred Comp Plan; and
     F. YOU are entitled to all rights to any amounts deferred pursuant to the DDR 2005 Equity Deferred Compensation Plan (Amended and Restated as of January 1, 2009) (the “Nonqualified Deferred Equity Plan”), including the right to take distributions in accordance with the provisions of the Nonqualified

Deferred Equity Plan. YOU and DDR acknowledge that YOU have no current balance under the Nonqualified Deferred Equity Plan.
     4. Application of Section 409A. Benefits provided under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code, which is the law that regulates severance pay. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and DDR shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of additional tax under Code Section 409A. Without intending to limit the generality of the preceding provisions, YOU and DDR further acknowledge that the payment of $1,251,000 described in Section 2.A. of this Agreement is intended to be exempt from Section 409A as a short-term deferral and, to that end, have provided for payment to be made before March 15, 2011. Furthermore, the amount of $549,000 that is scheduled under Section 2.A above for payment in 2011 following the Separation Date (if YOU timely sign the Release and the Revocation Period expires without YOU revoking the Release) will be paid as scheduled in 2011 notwithstanding the fact that the Revocation Period will expire in 2010. Although DDR shall use its best efforts to avoid the imposition of taxation, interest and penalties under Code Section 409A, the treatment of the benefits provided under this Agreement under Code Section 409A is not warranted or guaranteed. DDR shall not be held liable for any taxes, interest, penalties or other monetary amounts owed by YOU or any other taxpayer under Code Section 409A as a result of this Agreement.

     5. Release. In consideration of the payments and benefits set forth above, to which YOU are not otherwise entitled and the sufficiency of which YOU acknowledge, YOU agree to release DDR (as defined above)from any and all claims that have arisen or may arise out of YOUR employment with or separation from DDR, up to the date of this Agreement, whether now known or unknown, including, but not limited to, all claims for compensation and fringe benefits; all claims of wrongful discharge or constructive discharge; all claims of breach of express or implied contract or promissory estoppel; all claims of breach of public policy or tort; all claims of defamation or emotional distress; and all other claims under Ohio or federal law, including without limitation any and all claims of discrimination, harassment or retaliation arising under the Age Discrimination in Employment Act of 1967, as amended, or any other law, statute, code or ordinance or under the common law (“Release”).
     Subject to applicable law, YOU also warrant that YOU have not filed or sued and will not sue or file any actions against DDR with respect to claims covered by this Agreement.
     YOU recognize and understand that YOU are giving up the opportunity to obtain compensation, damages, and other forms of relief for YOURSELF. This Agreement, however, is not intended to and does not interfere with the right of any governmental agency to enforce laws or to seek relief that may benefit the general public, or YOUR right to assist with or participate in that process. By signing this Agreement, however, YOU waive any right to personally recover against DDR, and YOU give up the opportunity to obtain compensation, damages or other forms of relief for YOURSELF other than that provided in this Agreement. YOU are not, by this Release, waiving any rights:(a) to continuing coverage as an insured under DDR’s directors and officers liability insurance for acts or omissions during the period YOU were employed by DDR; (b) to indemnification to the extent provided under YOUR Officer Indemnification Agreement, dated April 3, 2009; (c) to all applicable insurance and indemnification available to YOU by EDT Retail Management Limited for acts or omissions during any period that YOU serve as a Responsible Manager of EDT Australian Services Pty. Ltd., if and to the extent you serve in such capacity pursuant to the second paragraph of this Agreement; or (d) to the payments and benefits expressly set forth or referenced in this Agreement; and this Release does not prohibit YOU and shall not be interpreted as prohibiting YOU from taking any action to enforce such rights.
     6. Non-Disparagement; Reference. YOU agree that YOU will not, directly or indirectly, defame, disparage or otherwise attempt to damage, or encourage any third party to defame, disparage or otherwise attempt to damage, the name or reputation of DDR, its directors and executive officers (as defined below). YOU further agree that you will not provide assistance to or consult with, directly or indirectly, any former, current or future employee of DDR in connection with any claims or disputes alleged by such employee against DDR, unless otherwise required by law. DDR agrees that its directors and executive officers (i.e. Executive Chairman, Chief Executive Officer, all Senior Executive Vice Presidents, all Executive Vice Presidents, and all Senior Vice Presidents) will not defame, disparage or otherwise attempt to damage, YOUR name or reputation, and DDR will not encourage any third party to defame, disparage or otherwise attempt to damage, YOUR name or reputation. If contacted by a prospective employer of YOURS, DDR will confirm YOUR dates of employment and YOUR positions at DDR. DDR will not disclose compensation information without YOUR prior written authorization. Upon YOUR request, a positive reference regarding YOUR service to DDR and YOUR character will be provided in a form mutually satisfactory to YOU and DDR. All reference requests shall be directed to Human Resources.
     7. Non-Disclosure. YOU agree that YOU will not, nor will YOU cause any third party to, divulge the terms of this Agreement (other than the fact that YOUR employment with DDR has been terminated) to anyone, including, but not limited to, any present or former employee of DDR, the news media, friends or acquaintances. Notwithstanding the foregoing, YOU and DDR agree that YOU may disclose the terms of this Agreement to any governmental taxing authority, YOUR attorney, YOUR healthcare providers (solely with respect to healthcare coverage issues) or YOUR accountant (solely for the purposes of tax consultation and/or preparing an income tax return), YOUR immediate family (defined as current spouse or significant other, parents, siblings and children), or in response to any court order. With the exception of any disclosure made by YOU in response to any court order, YOU shall be responsible for any disclosure forbidden under this Section which is made by a person or entity to whom YOU are permitted to make such disclosure under the terms of this Section.
     8. Confidential Information/Trade Secrets. YOU acknowledge that YOU have had knowledge of and access to information of a confidential or proprietary nature concerning the business and affairs of DDR, including without limitation, information relating to DDR’s processes, pricing, plans, financial information, leasing and development information, or DDR’s agreements with tenants or suppliers, or listing of names, addresses, or telephone numbers, and other trade secrets as defined under

Ohio law, all of which are hereinafter collectively referred to as “Trade Secrets.” YOU acknowledge the competitive value and confidential nature of the Trade Secrets, and YOU recognize and agree that the disclosure and/or improper use of such Trade Secrets will cause serious and irreparable injury to DDR. Accordingly, YOU hereby further covenant and agree that YOU will not, directly or indirectly, communicate, disclose or divulge to any person, firm or other party, or use, for YOUR own benefit or the benefit of others, any Trade Secrets which YOU may know now or hereafter come to know. Upon execution hereof, YOU shall deliver to DDR all Trade Secrets and other confidential information, including any copies, in any format or media, then in YOUR possession or under YOUR control.
     YOU further acknowledge that the remedy at law for any breach of the provisions of this Section 8 of the Agreement will be inadequate, that such breach will cause immediate, irreparable harm to DDR, and therefore, DDR shall be entitled to immediate injunctive and other equitable relief in addition to any other remedy it may have hereunder or otherwise.
     9. Application of Employment Agreement. This Agreement, including without limitation the Release provisions, is being presented in accordance with and shall be deemed to fully satisfy DDR’s obligations under the Employment Agreement, including Sections 5 and 6 of the Employment Agreement. YOUR failure to execute and return this Agreement by December 20, 2010 relieves DDR of any obligation to make any payments to YOU hereunder or otherwise comply with the terms of this Agreement, including but not limited to, DDR’s offer to waive YOUR covenant not to compete in Section 10 below.

     10. Continuation of Non-Solicitation and Confidentiality Obligations; Waiver of Covenant not to Compete. YOUR covenants and obligations, as more fully described in Section 7 of the Employment Agreement, including without limitation YOUR non-solicitation covenant as provided for in Section 7(b) of the Employment Agreement, remain in full force and effect; provided, however, that, notwithstanding anything in this Agreement to the contrary, YOUR compliance with YOUR covenant not to compete, as provided for in Section 7(a) (i) of the Employment Agreement, is hereby waived by DDR. Additionally, YOUR obligations detailed in Section 9(b) of the Employment Agreement remain in full force and effect, subject to Section 15 below. These obligations shall survive, regardless of any other breach of this Agreement.
     11. Additional Acknowledgements. YOU acknowledge that the promises referred to in Section 2 of this Agreement and the waiver by DDR of YOUR covenant not to compete referred to in Section 10 of this Agreement are solely in exchange for the promises in this Agreement and are not normally available to DDR’s employees. YOU further acknowledge that DDR’s agreement to pay and provide the amounts described in Section 2 of this Agreement and the waiver by DDR of YOUR covenant not to compete referred to in Section 10 of this Agreement do not constitute an admission by the DDR Released Parties of liability or of violation of any applicable law or regulation. DDR states that payment and its waiver of YOUR covenant not to compete has been provided solely for the purpose of compromising any and all claims without the cost and burden of litigation and in light of YOUR service as an employee and the parties’ desire to accomplish a mutually amicable separation.

     12. Future Employment. YOU understand and agree that this Agreement contemplates and memorializes an unequivocal, complete and final dissolution of YOUR employment relationship with DDR, and that, therefore, YOU have no right to be reinstated to employment with or rehired by DDR, and that in the future, DDR shall have no obligation to consider YOU for employment.
     13. Unemployment Compensation. DDR agrees that it will not contest any claim for unemployment compensation made by YOU. However, DDR will truthfully respond to any inquiry from the Ohio Unemployment Compensation Review Commission.
     14. DDR Property. You may retain YOUR current office laptop with individually licensed copies of Windows 7 and Office 2010, monitor, keyboard, mouse, dock, power adaptors and printer. YOU may also retain YOUR Blackberry and cell phone issued to you by DDR, with current numbers (service charges to be at YOUR expense following the Separation Date). Within five (5) days after the Separation Date, YOU shall deliver to Human Resources all other property of DDR in YOUR control or possession, including without limitation, keys, documents, computer software and hardware, manuals, office equipment, phones and PDAs, credit cards and files.
     15. Cooperation. YOU agree, upon reasonable notice, to advise and assist DDR and its counsel in preparing such operational, financial and other reports, or other filings and documents, as DDR may request, and otherwise cooperate with DDR and its affiliates with any request for information. YOU also agree to assist DDR and its counsel in prosecuting or defending against any litigation, complaints or claims against or involving DDR or its affiliates. Except as otherwise provided by law, DDR shall pay

YOUR necessary travel costs and other permitted expenses in the event it requires YOU to assist it under this Section.
     16. Representations. YOU further represent, warrant and agree that (a) YOU are legally competent to enter into this Agreement and that YOU do so voluntarily; (b) YOU have been and are hereby advised by DDR that YOU should have an attorney of YOUR choice review this Agreement; (c) YOU have been advised by DDR, and YOU acknowledge that YOU have had at least forty-five (45) days from receipt of this Agreement to determine whether to sign it and to return it; (d) YOU have received and reviewed Exhibits A, B, C, D and E to this Agreement; and (e) YOU have been advised by DDR that this Agreement may be revoked by YOU within seven (7) days following YOUR signing it (the “Revocation Period”), which would render it null and void. In order to revoke, YOU understand that YOU must provide written notice of revocation to DDR. YOUR written notice of the revocation of this Release shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or personal delivery to the following address: Senior Vice President of Human Resources, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122. This Agreement shall not become enforceable or effective until the Revocation Period has expired.
     17. Entire Agreement. YOU also acknowledge that YOU have carefully read and fully understand the terms, considerations, and consequences of this Agreement, including the Release of any of YOUR potential claims set forth in Section 5 of this Agreement. YOU further acknowledge that YOU have not relied upon any other representations or statements, whether written or oral, and that this Agreement contains the entire agreement between YOU and DDR, except as otherwise expressly provided herein. YOU further acknowledge that the covenants and promises made by YOU in this Agreement are in consideration of the payment and other promises made hereunder by DDR, which YOU acknowledge to be sufficient, just and adequate consideration for YOUR covenants and promises. YOU acknowledge that but for YOUR execution of this Agreement, YOU would not be entitled to the amounts being paid to YOU, or on YOUR behalf, hereunder, except for any amounts legally owed under a DDR benefit plan or as otherwise provided in YOUR Employment Agreement.
     18. Enforceability and Successors. In the event that any provision of this Agreement is found, by any court or governmental agency, to be unlawful or unenforceable, YOU and DDR have the right to require both Parties to continue complying with the remaining provisions of this Agreement or the Agreement as a whole as may be modified by the court. In the event of a breach of this Agreement by YOU or DDR, either party may seek equitable or other relief and/or enforcement in a court of competent jurisdiction in accordance with Section 20 hereof. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns.
     19. Disclaimer. YOU acknowledge that (a) neither this Agreement nor compliance with its terms shall be construed as an admission by DDR of a violation of any statutory, contractual, quasi-contractual, common law or other right of YOURS; and (b) neither this Agreement nor the fact of its delivery to YOU shall be admissible in any proceeding as evidence of unlawful or improper conduct by DDR. DDR expressly disclaims any liability to YOU arising out of YOUR employment, separation of employment and otherwise, except for DDR’s obligations (i) as provided in YOUR Employment Agreement and pursuant to any applicable DDR benefit plan if this Agreement is not executed or is revoked during the Revocation Period as expressly permitted herein, or (ii) as provided for herein and pursuant to any applicable DDR benefit plan if this Agreement is executed and not revoked during the Revocation Period as expressly permitted herein.
     20. Governing Law. The Parties agree that this Agreement shall be construed in accordance with Ohio law, that any action brought by any Party hereunder may be instituted and maintained only in the appropriate court having jurisdiction over Cuyahoga County, Ohio, and that this Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any Party.

DEVELOPERS DIVERSIFIED REALTY
CORPORATION

/s/ Joan U. Allgood Joan U. Allgood	By: Name:	/s/ Daniel B. Hurwitz Daniel B. Hurwitz
	Title:	Chief Executive Officer
Date: December 20, 2010
	Date:	December 20, 2010

EXHIBIT A
     Developers Diversified Realty Corporation (“DDR”) has determined to reduce its workforce due to economic conditions. The decisional unit is comprised of all employees in the Corporate Transactions and Governance division. In selecting those individuals in the decisional unit whose employment will be terminated, DDR utilized the following criteria: DDR would not terminate those employees it believes are best suited to perform the anticipated work of DDR in light of the reduced workforce.
     All individuals who are being terminated have been selected for participation in the separation program. All individuals who are being offered consideration must sign the Separation Agreement to receive the consideration. Individuals over 40 years of age may take up to 45 days to decide whether to sign the Separation Agreement, and may revoke within seven (7) days of signing it.
     The job titles and dates of birth of all individuals in the decisional unit selected for termination and participation in the program are set forth in Exhibit B. The job titles and dates of birth of all individuals in the decisional unit who were not selected for termination and participation in the program are set forth in Exhibit C.

EXHIBIT B

Job Title	Age
Executive Assistant	62

Executive Vice President of Corporate Transactions and Governance	58

EXHIBIT C

Job Title	Age
None

EXHIBIT D
(See attached Optionee Statement)

EXHIBIT D to JOAN ALLGOOD SEPARATION AGREEMENT
Optionee Statement — Joan Allgood
Developers Diversified Realty Corporation
Exercisable as of 1/31/2011

Grant	Expiration		Grant	Options	Option	Options	Options	Unvested
Date	Date	Plan ID	Type	Granted	Price	Outstanding	Exercisable	Options
2/1/1993	2/1/2003	1992	NQ	50,000	$11.00	0	0
1/17/1994	1/17/2004	1992	NQ	20,000	$14.06	0	0
3/23/1995	3/23/2005	1992	NQ	20,000	$14.06	0	0
7/17/1996	7/17/2006	1992	NQ	110,000	$15.38	0	0
11/29/1999	11/29/2009	1998	ISO	17,857	$13.81	0	0
11/29/1999	11/29/2004	0006	RSA	3,410	$13.81	0	0
3/1/2000	3/1/2005	0006	RSA	4,865	$11.56	0	0
3/1/2000	3/1/2010	1998	ISO	9,028	$11.56	0	0
3/1/2000	3/1/2010	1998	NQ	8,829	$11.56	0	0
2/27/2001	2/27/2011	1998	NQ	7,200	$13.33	0	0
2/27/2001	2/27/2011	1998	ISO	7,106	$13.33	0	0
2/27/2001	2/27/2006	0006	RSA	3,961	$13.33	0	0
2/28/2002	2/28/2007	0006	RSA	5,674	$19.90	0	0
2/28/2002	2/29/2012	2002	NQ	15,012	$19.90	0	0
2/28/2002	2/29/2012	2002	ISO	6,854	$19.90	0	0
2/25/2003	2/25/2013	2002	NQ	14,762	$23.00	2,023	2,023
2/25/2003	2/25/2013	2002	ISO	4,347	$23.00	0	0
2/25/2003	2/25/2013	2002	RSA	4,993	$23.00	4,993	4,993
2/24/2004	2/24/2014	2002	RSA	4,130	$36.32	4,130	4,130
2/24/2004	2/24/2014	2002	NQ	14,488	$36.32	14,488	14,488
2/24/2004	2/24/2014	2002	ISO	2,753	$36.32	0	0
2/24/2005	2/24/2015	2002	RSA	3,700	$41.37	3,700	3,700
2/24/2005	2/24/2015	2002	NQ	11,332	$41.37	11,332	11,332
2/24/2005	2/24/2015	2002	ISO	2,417	$41.37	2,417	2,417
2/23/2006	2/23/2016	2004	RSA	2,400	$50.81	2,400	2,400
2/23/2006	2/23/2016	2004	NQ	4,167	$50.81	4,167	4,167
2/23/2006	2/23/2016	2004	ISO	1,971	$50.81	1,971	1,971
2/23/2007	2/23/2017	2004	NQ	5,757	$66.75	5,757	5,757
2/23/2007	2/23/2017	2004	RSA	2,430	$66.75	2,430	2,430
2/21/2008	2/21/2018	2004	RSA	3,510	$37.69	3,510	3,510
2/21/2008	2/21/2018	2004	NQ	13,074	$37.69	13,074	13,074
1/12/2009	1/12/2019	2008	RSA	13,300	$6.02	13,300	13,300
1/12/2009	1/12/2019	2008	NQ	40,437	$6.02	40,437	40,437
7/29/2009	7/29/2019	2008	RSA	40,000	$5.08	40,000	20,000
								10,000
								10,000
2/22/2010	2/22/2020	2008	RSA	13,580	$10.11	13,580	2,716

2/22/2010	2/22/2020	2008	ISO	8,886	$10.11	8,886	0

Grant	Expiration		Grant	Options	Option	Options	Options	Unvested
Date	Date	Plan ID	Type	Granted	Price	Outstanding	Exercisable	Options
7/31/2010	7/31/2020	2008	RSA	24,375	$11.35	24,375	4,875
								4,875
								4,875
								4,875
								4,875
Optionee Totals			526,605			216,970	157,720	59,250

NOTE:	In addition to the foregoing, Optionee shall be entitled to the VSEP shares granted on January 31, 2011 which will vest in 20% increments on 1/31/11, 1/31/12, 1/31/13, 1/31/14 and 1/31/15. The number of shares remains subject to calculation on or about 1/31/11.

EXHIBIT E
(See attached Schedule of VSEP and Retention Grant Vesting)

Exhibit E to Joan Allgood Separation Agreement
Summary of Shares — Joan Allgood
2010 Summary

Plan	Shares

Retention (Vested Not Deferred) (2)	10,000

Total	10,000

2011 Summary

Plan	Shares

Retention (Unvested Not Deferred) (2)	20,000
VSEP July 31, 2010 (Unvested Not Deferred) (3)	19,500
VSEP January 31, 2011 (est) (Vested Not Deferred) (1) (4)	3,317
VSEP January 31, 2011 (est) (Unvested Not Deferred) (1) (4)	13,268

Total	56,085
Notes:
1) VSEP January 31, 2011 — based upon an estimated share price of $12.50, estimated shares outstanding and estimated value created.
2) Retention — 30,000 share balance of Retention Grant will vest as follows: 10,000 on each of 12/31/10, 12/31/11, and 12/31/12
3) VSEP July 31, 2010 — 4,875 Shares will vest annually on each of 7/31/11, 7/31/12, 7/31/13, and 7/31/14
4) VSEP January 31, 2011 — 1/5th of the shares will vest annually on 1/31/12, 1/31/13, 1/31/14, and 1/31/15

27